SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     (as filed with the Securities and Exchange Commission on June 11, 1999)


Filed by the Registrant                     |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|X| Preliminary Proxy Statement                |_| Confidential, for Use of the
|_| Definitive Proxy Statement                     Commission Only (as permitted
|_| Definitive Additional Materials                by Rule 14a-6(e)(2))
|_| Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                        Municipal Mortgage & Equity, LLC
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)   Amount previously paid:
    (2)   Form, Schedule or Registration Statement no.:
    (3)   Filing Party:
    (4)   Date Filed:

                        MUNICIPAL MORTGAGE & EQUITY, LLC

Dear Preferred or Term Growth Shareholder:

     We are writing you to seek your consent to make amendments to the company's operating agreement. The operating agreement is the contract among the shareholders that determines how the Company operates and describes your rights as a shareholder. The Board of Directors of the Company believes that the proposed amendments are fair to shareholders and in the best interests of the Company. If adopted, the amendments will allow you to elect, twice each year, to convert your shares into the Company's Common Shares (formerly known as Growth Shares) or receive cash for them. Once you decide to convert, the Company will decide whether you will receive cash or Common Shares. This means that you have the option to exchange your shares, but the Company chooses whether you receive Common Shares or cash. In addition to the two times each year you may choose to exchange your shares, the Company will be permitted to require you to make an exchange at any time. As with the optional exchange, the Company will decide whether the exchange will be for Common Shares or cash. The final part of the amendment will allow the Company to repurchase its Common Shares from time to time, so long as the Company meets a minimum equity ratio.

     The Board of Directors believes that these amendments will provide liquidity to shareholders who currently hold a highly illiquid investment while allowing the Company to control its equity structure and deploy its resources more effectively. In the past two years third parties have tendered for preferred shares at prices significantly below book value. The Company has responded to those tenders with a higher offer of 80% of book value. In the event of a tender by the Company, these amendments will allow preferred holders to receive an amount equal to 110% of book value for redemptions in 1999, with the redemption price declining 2% annually to 100% of book value for redemptions in 2004 and thereafter. Preferred holders who exercise their semiannual right to convert their shares will not receive this premium, but will receive an amount equal to 100% of book value. The Company believes that book value is equal to the fair value of the preferred shares. Term Growth Share holders will receive an appraised fair value. The enclosed materials describe the amendments, the Company and the Common Shares more fully. The Company has developed into a solid growing company. These amendments will allow us to continue to grow. We would appreciate your cooperation in promptly tendering your consent to us.


                                            Sincerely,



                                            Mark K. Joseph
                                            Chairman and Chief Executive Officer

                        MUNICIPAL MORTGAGE & EQUITY, LLC

                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201

                         CONSENT SOLICITATION STATEMENT


     This consent solicitation statement is furnished in connection with the solicitation of consents by Municipal Mortgage & Equity, LLC (hereinafter the "Company") from holders (the "Shareholders") of its Preferred Shares, Preferred Capital Distribution Shares and Term Growth Shares (collectively, the "Shares") for the purpose of approving certain amendments to the Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement"). The Company will bear the cost of soliciting the consents. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of consents for a fee not to exceed $20,000, plus reasonable out-of-pocket expenses. The Company will reimburse brokers and others for their reasonable expenses in forwarding consent materials to Shareholders who have a beneficial interest in Shares registered in the names of nominees.

     Consents must be received by 5:00 P.M. local time on July 15, 1999, unless extended by the Board of Directors, to be counted in the vote on the amendments. All consents should be mailed to Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586. We have provided an addressed envelope for your convenience.

     If consents in the accompanying form are properly executed and returned, the Shares represented by them will be voted as instructed in the consent. A consent may be withdrawn or changed at any time prior to July 15, 1999 (or to such date as extended by the Board of Directors) by completing, executing and returning a written consent indicating the changed vote. Any such withdrawal will be effective when Corporate Investor Communications, Inc. receives a signed, written consent with a later date. Failure to submit a consent, abstentions and broker non-votes by brokers who do not receive instructions from the beneficial holders have the same effect as a vote of "No" on the amendments.

     In accordance with the Company's By-laws, the stock transfer records were compiled on June 15, 1999, the record date (the "Record Date") set by the Board of Directors for determining the Shareholders entitled to vote by written consent on the amendments. At the close of business on the Record Date, there were 22,159 Preferred Shares outstanding, 10,962 Preferred Capital Distribution Shares outstanding and 2,000 Term Growth Shares outstanding. The holders of the outstanding Shares at the close of business on the Record Date will be entitled to one vote for each Share then held by them.

     The Company is first sending or giving this consent solicitation statement and the enclosed consent to Shareholders on June __, 1999.

                                  Introduction

     This consent solicitation statement seeks your consent to make changes to the Operating Agreement. The changes to the Operating Agreement would result in a new paragraph (d) of Section 5.2 and the addition of a new clause at the end of Section 5.3(a). The amendments are to be voted on as two separate proposals. Annex A contains the exact text of these amendments.

     Amendment No. 1 relates to new redemption and exchange features for the Shares. The first part of the proposal would permit Shareholders to elect to exchange their Shares for cash or Common Shares or a combination thereof. The choice of whether to convert tendered Shares to Common Shares or purchase them for cash, or both, would be made by the Company. The Operating Agreement does not currently permit holders of Preferred Shares, Preferred Capital Distribution Shares or Term Growth Shares to sell their Shares to the Company or convert their Shares into Common Shares until June 2004. The second part of Amendment No. 1 would allow the Company to redeem the Preferred Shares, the Preferred Capital Distribution Shares and the Term Growth Shares at any time. These conversions would be at the Company's option and would be mandatory for Shareholders. Any mandatory redemption of Preferred Shares or Preferred Capital Distribution Shares at the election of the Company would be based on a percentage of the book value per Preferred Share or Preferred Capital Distribution Share (110% of book value for redemptions in 1999 declining 2% per year to 100% of book value for redemptions in 2004 and thereafter), as of the end of the most recent fiscal quarter for which public information has been made available, adjusted for any distributions to holders of Preferred Shares or Preferred Capital Distribution Shares declared since the end of such quarter and for any sales or refinancing of assets. Any conversion of Preferred Shares or Preferred Capital Distribution Shares at the election of the shareholder would be based on 100% of the book value of such shares, as of the end of the most recent fiscal quarter for which public information has been made available, adjusted for any distributions to holders of Preferred Shares or Preferred Capital Distribution Shares declared since the end of such quarter and for any sales or refinancing of assets. Any redemption or conversion of Term Growth Shares would be based on their appraised value prior to the adoption of these amendments (based on estimated cash flow attributable to the Term Growth Shares) adjusted for any distributions to the holders since the adoption of this amendment.

     Amendment No. 2 would allow the Company to repurchase or redeem shares of any class of its outstanding equity provided that a minimum equity test is met. Currently, the Operating Agreement could be interpreted not to permit the Company to redeem its equity securities, other than Preferred Shares or Preferred Capital Distribution Shares, while Preferred Shares and Preferred Capital Distribution Shares are outstanding. The Company, like many other public companies with stock repurchase programs, may want to buy Common Shares when they are undervalued in the marketplace. The proposed minimum equity ratio is intended to ensure that the holders of the Company's Preferred and Preferred Capital Distribution Shares have at least as much equity coverage as they did when the Company first issued the Preferred and Preferred Capital Distribution Shares in 1996.



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

                                 Amendment No. 1

This amendment seeks to approve a change to the Company's Operating Agreement in order to add a subsection concerning:

     (1)  Conversions or  redemptions  of Shares at the option of  Shareholders;
          and

     (2) Mandatory conversions or redemptions of Shares at the option of the Company.

     Summary. The following discussion of the proposal is only a summary. Shareholders are encouraged to read the complete text of the proposal attached to this consent solicitation statement as Annex A.

     o    This   proposal   has  two  parts:   The  first  change  would  permit
          Shareholders to elect semiannually by April 30 or October 30 to exchange their Shares. The second change would permit the Company to redeem Shares at any time.

     o After Shares are tendered for exchange, the Company will decide whether to convert the tendered Shares to Common Shares or redeem them for cash or a combination of Common Shares and cash.

     o Mandatory redemptions of the Preferred Shares and Preferred Capital Distribution Shares at the option of the Company will be based on a percentage of the book value per Preferred Share or Preferred Capital Distribution Share: 110% of book value for redemptions in 1999; 108% of book value for redemptions in 2000; 106% of book value for redemptions in 2001; 104% for redemptions of book value in 2002; 102% of book value for redemptions in 2003; and 100% of book value for redemptions in 2004. Optional conversions of the Preferred Shares and the Preferred Capital Distribution Shares at the election of the holders would be based on 100% of the book value per Preferred Share or Preferred Capital Distribution Shares.

     o The exchange value would be calculated as of the end of the most recent fiscal quarter for which public information has been made available, recorded on the Company's books and records, adjusted for expenses that would be incurred if the assets were actually sold, for any distributions to holders of Preferred Shares or Preferred Capital Distribution Shares declared since the end of such quarter or sales or refinancing of the assets.

     o The exchange value for the Term Growth Shares would be based on their appraised value prior to the adoption of these amendments but adjusted to reflect cash distributions.

     o If the Company elects to convert tendered Shares into Common Shares, the value of the Common Shares will be based on the average closing price of the Common Shares on the applicable stock exchange for the 30 trading days ending on the April 30 or October 30 when such Shares were required to be tendered; if the Common Shares are not then traded on an exchange, the value will be as determined by the Board of Directors.

     Optional Exchange by Shareholders. This proposed amendment would allow Shareholders the option to exchange their Shares for Common Shares or cash or a combination thereof. The choice of whether to issue Common Shares or pay cash, or both, would be made by the Company. Shareholders who tender their Shares by April 30 of any year will have their Shares redeemed by the Company by May 15 (or as soon thereafter as commercially practicable) and will not be entitled to dividend payments on such Shares for the quarterly dividend period which begins on that April 1. Shareholders who tender their

Shares by October 30 of any year will have their Shares redeemed by the Company by November 15 (or as soon thereafter as commercially practicable) and will not be entitled to dividend payments on such Shares for the quarterly dividend period which begins on that October 1. This optional exchange right would begin immediately following the adoption of these amendments. The Operating Agreement currently permits holders of Preferred Shares and Preferred Capital Distribution Shares to convert their shares to Common Shares or cash, at the option of the Board of Directors, every two years. This optional conversion right, however, begins in 2004. The Operating Agreement does not currently contain a provision that allows holders of Term Growth Shares to convert their Shares to Common Shares or cash at any time. The Operating Agreement currently allocates a 0.001% interest in the cash flow of the Company to the holder of each Term Growth Share. Holders of Term Growth Shares have no right to receive this cash flow after all of the Preferred Shares and the Preferred Capital Distribution Shares have been redeemed because the Term Growth Shares are required to be redeemed and cancelled at such time. Pursuant to this amendment, the redemption price for the Term Growth Shares will be based upon the assumption that the Preferred Shares and the Preferred Capital Distribution Shares remain outstanding through the estimated date that all of the assets underlying such shares will have been sold or refinanced. As a result, holders of Term Growth Shares may receive a higher value in an optional exchange than if all of the Preferred Shares and the Preferred Capital Distribution Shares were redeemed prior to such date. Partnerships controlled by Mark K. Joseph, the Chairman and Chief Executive Officer of the Company, own 37% of the Term Growth Shares.

     The Shares are not listed or traded on any stock exchange and there is no established market for them. Thus, they are illiquid. As a result of this amendment, Shareholders will have the opportunity to seek liquidity in their investment by getting Common Shares or cash. The company intends to maintain the listing of the Common Shares on the New York Stock Exchange. If the Common Shares were not listed on an exchange or quoted on the Nasdaq National Market, the Common Shares may not be as liquid.

     Mandatory Redemptions. The proposed amendment would also allow the Company to redeem or convert to Common Shares all or a part of the Preferred Shares, Preferred Capital Distribution Shares or Term Growth Shares at any time, without the consent of Shareholders on 30 days' notice. The Operating Agreement does not currently contain a provision that allows the Company to redeem or convert Preferred Shares or Preferred Capital Distribution Shares without the consent of their holders. Term Growth Shares must be redeemed, but only when no Preferred Shares or Preferred Capital Distribution Shares remain outstanding. If adopted, this part of the amendment would allow the Company to require Shareholders to sell their Shares to the Company or convert them to Common Shares whether or not the Shareholders wished to do so. Shareholders would be required to accept either cash, Common Shares or a combination thereof, at the Company's option. If only a portion of the Preferred Shares, Preferred Capital Distribution Shares or Term Growth Shares are to be redeemed, such Shares will be redeemed pro rata from each holder of such Shares or in any other manner that the Board of Directors determines to be equitable. The Company believes that this amendment is in the Company's best interest because it provides the Company with flexibility in its capital structure that will permit it to deal with changes in capital markets and the Company's ongoing funding needs. Shareholders should understand, however, that this amendment means that they may not unilaterally decide to hold on to their Shares until 2004 since the Company may now redeem or exchange them at any time.

     Payment For and Terms of any Tender. The amendment provides that the Board of Directors will make all determinations with regard to tenders. These determinations include whether cash, Common Shares or a combination of the two should be given to Shareholders in exchange for tendered Shares. The Preferred Shares and the Preferred Capital Distribution Shares to be redeemed as a result of a manadatory tender by the Company will be valued at a percentage of the book value per Preferred Share or Preferred Capital Distribution Share: 110% of book value for redemptions in 1999; 108% of book value for redemptions in 2000; 106% of book value for redemptions in 2001; 104% of book value for redemptions


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

in 2002; 102% of book value for redemptions in 2003; and 100% of book value for redemptions in 2004 and thereafter. Conversions of Preferred Shares and Preferred Capital Distribution Shares at the option of the holders will be valued at 100% of the book value of such shares. The exchange value would be calculated as of the end of the most recent fiscal quarter for which public information has been made available, recorded on the Company's books and records, adjusted for (i) expenses that would be incurred if the assets were actually sold, (ii) any distributions to holders of Preferred Shares or Preferred Capital Distribution Shares declared since the end of such quarter or
(iii) any sales or refinancings of the assets. The Term Growth Shares will be valued by Robert A. Stanger & Co., Inc. an independent third party, as of June 30, 1999 and adjusted on each distribution date to reflect changes in the Company's cash distributions since the valuation. The valuation will be determined by discounting the anticipated cash flow available for distribution to holders of the Term Growth Shares, excluding the tendering of any Preferred Shares or Preferred Capital Distribution Shares. 1,000 Term Growth Shares originally issued to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will also receive $2,963 per share (adjusted for previous distributions) as required by the Operating Agreement. If Common Shares are to be offered as a result of a redemption, Shareholders will receive a number of Common Shares equal to the value of their tendered Shares (or the portion to be exchanged for Common Shares) divided by the average daily closing price for the Common Shares for the 30 trading days ending on the April 30 or October 30 when such Shares were required to be tendered.


                                 Amendment No. 2

This amendment seeks to approve an amendment to the Operating Agreement in order to permit the Company to repurchase or redeem shares of its outstanding equity securities in certain circumstances.

     Summary. The following discussion of the amendment is only a summary. Shareholders are encouraged to read the complete text of the amendment attached to this consent solicitation statement as Annex A.

     o The Operating Agreement could be interpreted to prohibit redemptions of shares other than Preferred Shares and Preferred Capital Distribution Shares while Preferred Shares and Preferred Capital Distribution Shares are outstanding.

     o This amendment will clarify the Company's right to redeem other shares.

     o Redemptions will be allowed only when the Company meets a minimum capital standard.

     Redemption of other shares. The proposed amendment would allow the Company to redeem other shares of the Company, including Common Shares and Term Growth Shares, while Preferred Shares and Preferred Capital Distribution Shares remain outstanding, so long as any redemption or repurchase would not cause the ratio of the shareholders' equity of the Company to the aggregate liquidation preference of the Preferred Shares and the Preferred Capital Distribution Shares to be less than 8.7 to 1, which was the ratio of the shareholders' equity of the Company to the aggregate liquidation preference of the Preferred Shares and the Preferred Capital Distribution Shares when originally issued. Although unclear, the Operating Agreement currently could be interpreted to permit the Company to redeem or repurchase shares of the Company, other than Preferred Shares and Preferred Capital Distribution Shares, only after the Company has redeemed or repurchased all of the outstanding Preferred Shares and Preferred Capital Distribution Shares. This constraint on redemptions and repurchases limits the ability of the Company to make efficient use of its capital, particularly at times it believes its equity securities are undervalued. Shareholders should note that if such repurchases were not permitted the Company might have additional capital available for all corporate purposes, although those funds could, without restriction, be paid out as distributions on the Common Shares. Therefore, the Company believes this flexibility does not adversely affect holders of Preferred Shares, Preferred Capital Distribution Shares or Term Growth Shares, while it improves the Company's overall flexibility to manage its capital structure.

                    Effect of Amendments on Preferred Shares and Preferred Capital Distribution Shares

     As a result of the adoption of these amendments, Preferred Shares and Preferred Capital Distribution Shares are expected to become more liquid, as the holders thereof would have the option to sell them to the Company semiannually. Preferred Shares and Preferred Capital Distribution Shares, however, would become redeemable at the option of the Company, without any consent of the holders of the Preferred Shares or the Preferred Capital Distribution Shares. Thus, at the Company's option, your investment could be turned into cash or an investment in Common Shares at any time.

                   Effect of Amendments on Term Growth Shares

     As a result of the adoption of the amendments, Term Growth Shares would become more liquid, as the holders thereof would have the option to sell them to the Company semiannually. Term Growth Shares, however, would become redeemable at any time at the option of the Company, without any consent of the holders of Term Growth Shares. The holders of Term Growth Shares may receive a higher value in an optional exchange, when the Term Growth Shares are valued by Robert A. Stanger & Co., Inc., than if redeemed pursuant to the Operating Agreement as currently in effect.

                  Vote Required for Approval of the Amendments

     The affirmative vote of a majority of the holders of the outstanding Preferred Shares and Preferred Capital Distribution Shares (voting together as one class) and Term Growth Shares (voting as a separate class) in favor of each proposal is necessary in order to effectuate each amendment.

                          Description of Common Shares

     The Operating Agreement does not limit the number of Common Shares that the Company's Board of Directors may cause the Company to issue. The Company had 16,803,662 Common Shares outstanding at June 3, 1999. The Company pays distributions to holders of Common Shares on a pro rata basis when declared by the Board of Directors out of legally available funds. Distributions to holders of Common Shares are subject to preferences on distributions on the Company's outstanding Preferred Shares and Preferred Capital Distribution Shares, and any other preferred securities which may be issued by the Company in the future.

                 Price Range of Common Shares and Distributions

     The Common Shares (formerly known as Growth Shares) began trading on the American Stock Exchange ("Amex") on August 30, 1996 under the symbol "MMA." On June 25, 1998, the Common Shares ceased trading on the Amex and began trading on the New York Stock Exchange ("NYSE"). The table below sets forth the quarterly high and low closing price per share of the Common Shares as reported on the Amex and NYSE, respectively for the quarters indicated.

                                                             Closing Price
                           Quarter                          Per Growth Share
                           -------                      ------------------------
                                                           High           Low
                                                        ---------      ---------
       1996
                Third Quarter(1)                        $16.0000       $14.1250
                Fourth Quarter                           16.7500        13.8750
       1997
                First Quarter                            17.8750        15.5000
                Second Quarter                           17.3750        16.2500
                Third Quarter                            19.8750        17.0000
                Fourth Quarter                           20.8750        19.0000
       1998
                First Quarter                            21.7500        19.6250
                Second Quarter                           22.1250        20.6250
                Third Quarter                            21.8750        18.3750
                Fourth Quarter                           19.2500        16.2500
       1999
                First Quarter                            20.0000        17.2500
                Second Quarter (through June 10, 1999)   20.7500        18.5000

----------
(1)  Beginning August 30, 1996

     On June 10, 1999, the last reported sales price of the Common Shares on the NYSE was $20.125 per share. On June 10, 1999, the Company had 3,346 holders of record of its Common Shares.

     On April 7, 1999, the Company's Board of Directors raised the Company's regular quarterly dividend from $0.390 to $0.395 per Common Share payable on May 3, 1999 to Common Share holders of record on April 19, 1999. This represents an annualized dividend of $1.58 per Common Share and an indicated annualized yield of 7.85% based on a closing price of $20.125 for the Common Shares on June 10, 1999. Approximately 82% of the Company's income in 1998 was tax-exempt, including capital gains.

     The Company has a policy of distributing not less than 80% of the cash flow allocable to Common Shares. However, this policy may be changed at any time by the Board of Directors and future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

     For more information on the Company and the Common Shares, see the Annual Report that accompanied this Consent Solicitation Statement.

                         Federal Income Tax Consequences

     The following summary of material federal income tax considerations that may be relevant to a Shareholder is based on current law, and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not discuss any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a Shareholder in light of his or her particular circumstances.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue

Service ("IRS") and judicial decisions, all of which are subject to change, possibly with retroactive effect. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Consent Solicitation Statement.

     Tax Consequences Upon Conversion or Redemption. Amendment 1 will enable Shareholders to convert their Shares into cash, Common Shares or a combination thereof on specified dates. In addition, Proposal 1 will enable the Company to redeem Shares, at any time, for cash, Common Shares or a combination thereof. The tax consequences to a Shareholder upon a conversion or redemption of Shares will depend on whether the Shareholder receives cash pursuant to a conversion or redemption.

     In general, any conversion or redemption of Shares in exchange for Common Shares should be a non-taxable event under Section 721 of the Code. As described in the Operating Agreement, the Shareholder will be deemed to have contributed the Shares being converted or redeemed to the Company in exchange for the Common Shares received.

     Any partial conversion or redemption of Shares in exchange for cash generally will not be taxable, but will reduce the Shareholder's basis in his or her Shares. To the extent the cash distribution exceeds a Shareholder's basis in his or her Shares immediately prior to the distribution, the Shareholder will recognize the amount of the distribution as capital gain. Such gain will be a long-term capital gain if the Shares have been held for more than one year at the time of conversion or redemption.

     If all of a Shareholder's Shares are converted or redeemed for cash, such Shareholder should be treated as receiving a liquidating cash distribution and will recognize capital gain or loss equal to the difference between (i) the amount of cash received (including a Shareholder's share of the Company's liabilities under Section 752 of the Code, if any), and (ii) the Shareholder's adjusted basis in the converted or redeemed Shares. Such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year at the time of conversion or redemption.

     Notwithstanding the foregoing, a Shareholder could recognize some ordinary income upon a conversion or redemption of Shares to the extent the Company's assets include unrealized receivables (e.g., accrued but unrecognized market discount) or "inventory" within the meaning of the Code. Because the Company does not currently have, and does not expect to have, more than a de minimis amount of unrealized receivables or inventory, the Company believes the potential for ordinary income recognition should be minimal.

                    Certain Beneficial Owners and Management

                                                                         Common Shares                    Term Growth Shares
                                                                -------------------------------    --------------------------------
                                                                   Number of        Percent of       Number of          Percent
Name                                                                Shares            Class           Shares            of Class
----------------------------------------------------------      --------------    -------------    --------------    --------------
Mark K. Joseph ...........................................        1,067,061(1)        6.35%             740                37.00
Michael L. Falcone .......................................          123,433(2)          *                --                   --
Thomas R. Hobbs ..........................................           49,819(2)          *                --                   --
Gary A. Mentesana ........................................           56,218(2)          *                --                   --
Earl W. Cole, III ........................................           31,979(2)          *                --                   --
Jesse M. Chancellor ......................................           20,226(2)          *                --                   --
Richard A. Monfred .......................................               25             *
James K. Lowe ............................................            1,000             *
Angela A. Barone .........................................           15,488(2)          *                --                   --
Charles C. Baum ..........................................           16,500(3)          *                --                   --
Richard O. Berndt ........................................            7,500(3)          *                --                   --
Robert S. Hillman ........................................           10,000(3)          *                --                   --
William L. Jews ..........................................            8,050(3)          *                --                   --
Carl W. Stearn ...........................................           43,952(3)          *                --                   --
Two Broadway Associates IV ...............................          128,367             *             1,250                62.50
    2 World Financial Center, South Tower
    New York, New York 10080-6123
All  directors  and  officers  as a group (12 persons)....        1,451,251           8.64              740                37.00
                                                                  =========           ====        =========                =====

----------
*Less than one percent.

(1) Included in Mr. Joseph's beneficial ownership of Common Shares are: (a) 119,876 Common Shares subject to options granted under the 1996 Share incentive Plan and (b) Common Shares held by certain entities controlled by Mr. Joseph (detailed below). Certain limited partners in one such entity are officers of the Company. As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares. Accordingly, these shares are not included in each officers' beneficial ownership above.

        Michael L. Falcone........................    44,861     Common Shares
        Thomas R. Hobbs...........................    31,819     Common Shares
        Earl W. Cole, III.........................     9,618     Common Shares
        Gary A. Mentesana.........................    11,758     Common Shares

     The Term Growth Shares reported herein are held by SCA Associates 86 II Limited Partnership (365 shares) and SCA Realty I, Inc. (375 shares) which are controlled by Mr. Joseph.

(2) Included in each officer's beneficial ownership of Common Shares are Common Shares subject to options granted under the 1996 Share Incentive Plan as follows:

                                                      Shares Subject
                                                       to Options
                                                    -----------------
        Michael L. Falcone........................       89,908
        Thomas R. Hobbs...........................       44,954
        Gary A. Mentesana.........................       44,954
        Earl W. Cole, III.........................       29,969
        Jesse M. Chancellor.......................       16,667
        Angela A. Barone..........................       14,984

(3) Included in each board member's beneficial ownership of Common Shares are Common Shares subject to options granted under the 1996 Non-Employee Directors' Share Plan as follows:

                                                     Shares Subject
                                                       to Options
                                                    -----------------
        Charles C. Baum...........................        7,500
        Richard O. Berndt.........................        7,000
        Robert S. Hillman.........................        7,500
        William L. Jews...........................        7,500
        Carl W. Stearn............................        7,500

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-K for the year ended December 31, 1998, its Proxy Statement dated April 12, 1999 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 are incorporated by reference herein.


                        Proposals for Next ANNUAL MEETING

     Proposals by Shareholders intended to be presented at the Company's Annual Meeting in 2000, in order to be included in the 2000 Proxy Statement and proxy, must be received by the Company at its principal corporate offices no later than December 16, 1999.

     Any Shareholder who intends to submit a proposal at the Company's Annual Meeting in 2000 without including the proposal in the Company's proxy statement for such Annual Meeting must notify the Company of such proposal not later than the close of business on March 6, 2000 and not earlier than the close of business on February 4, 2000 or, in the event that the date of the Company's Annual Meeting in 2000 is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the Company's Annual Meeting in 1999, then pursuant to the Company's By-laws.


                                        MUNICIPAL MORTGAGE & EQUITY, LLC
                                        218 N. Charles Street, Suite 500
                                        Baltimore, Maryland 21201



Dated:   June   , 1999

                                                                         ANNEX A


                           Text of Proposed Amendments


     Amendment 1. New Section 5.2(d).

      [The underscored text will be added to the caption of Section 5.2 and an entirely new paragraph (d) will be added. There will not be any changes to paragraphs (a), (b) or (c) of Section 5.2.
        We have omitted the text of these paragraphs from this Annex A.]

     5.2. Redemptions; Distributions Relating to Redemption Events; Certain Permitted Conversions and Redemptions of Preferred Shares, Preferred Capital Distribution Shares and Term Growth Shares; Mandatory Redemptions at the Election of the Company.

                                      * * *

     (d) (i) Holders of Preferred Shares, Preferred Capital Distribution Shares or Term Growth Shares may elect, by written notice to the Company received by April 30 or October 30 of any year, to have their Shares redeemed by the Company. The Company will redeem any shares validly tendered by May 15 of such year (November 15 for tenders by October 30), or as soon thereafter as commercially practicable.

     (ii) The Company may at any time, upon 30 days' notice to the holders of Preferred Shares, Preferred Capital Distribution Shares and Term Growth Shares, redeem any or all of such Shares at the Redemption Price or as soon thereafter as commercially practicable.

     (iii) The Board of Directors shall make all determinations with respect to redemptions pursuant to this paragraph (d), including, but not limited to, determining whether to redeem Preferred Shares, Preferred Capital Distribution Shares and Term Growth Shares for cash, Common Shares or a combination thereof.

     (iv) The redemption price of the Preferred Shares and the Preferred Capital Distribution Shares for mandatory redemptions by the Company shall be 110% of book value for redemptions in 1999; 108% of book value for redemptions in 2000; 106% of book value for redemptions in 2001; 104% of book value for redemptions in 2002; 102% of book value for redemptions in 2003; and 100% of book value for redemptions in 2004. The conversion price of the Preferred Shares and the
Preferred Capital Distribution Shares tendered at the election of the shareholders shall be 100% of the book value of such shares. The exchange value shall be calculated as of the end of the most recent fiscal quarter for which public information has been made available, as recorded on the Company's books and records, adjusted for (x) Permitted Selling Expenses, (y) any distributions to Shareholders declared since the end of such quarter and (z) any proceeds of sales or refinancings of the underlying assets consummated since the end of such quarter. The redemption and conversion price of the Term Growth Shares, in addition to any amounts payable pursuant to this Agreement, shall be the value, determined to be fair by Robert A. Stanger & Co., Inc., or another third party, as of the date of the adoption of this subsection, adjusted to reflect the Company's cash distributions in respect of the Term Growth Shares since the third-party appraisal, as shown on the most recent financial statements filed by the Company with the Commission. The redemption price (the "Redemption Price") may be paid at the Company's election in cash and/or by delivering Common Shares. Common Shares shall have a value determined as described below.
Tendering Shareholders will not be entitled to dividend payments on tendered Shares for the quarterly dividend period which begins on that April 1 or November 1, as applicable. If the Board of Directors chooses to pay all or part of the Redemption Price in Common Shares, the number of Common Shares delivered in exchange shall equal the number that is the value of the redeemed Share (or the portion being exchanged for Common Shares) divided by the average daily closing prices for the Common Shares on the New York Stock Exchange or other exchange or quotation system on which the Common Shares are listed or quoted for the 30 trading days ending on the related tender deadline date (April 30 on October 30). In the event the Common Shares are not listed or quoted, then the Board of Directors shall determine in good faith the value of the Common Shares.

     (v) In the event that such redemption is for less than all of the Preferred Shares, the Preferred Capital Distribution Shares or the Term Growth Shares, Shares shall be redeemed pro rata with reference to the number of Shares subject to redemption then held by each holder or in such other manner the Board of Directors determines to be equitable.

     (i) Any redemption in exchange for Common Shares pursuant to this Section 5.2(d) shall be deemed, for federal income tax purposes, as a contribution to the Company of the Preferred Shares, Preferred Capital Distribution Shares or Term Growth Shares, as the case may be, by the holder of such Shares in exchange for Common Shares.

                                      * * *

     Amendment 2. Additions to Section 5.3(a).

          [The underscored text will be added to the caption of Section
             5.3 and paragraph 5.3(a). There will not be any changes
                        to paragraph (b) of Section 5.3.
          We have omitted the text of paragraph (b) from this Annex A.]


     5.3. Priority; Share Redemptions and Repurchases.

     (a) Notwithstanding the above Sections of this Article 5, the Company shall not declare or pay any distribution of any kind on any Shares other than the Preferred Shares and Preferred Capital Distribution Shares, unless at such time full cumulative distributions have been paid with respect to the Preferred Shares and Preferred Capital Distribution Shares, as provided for under this Agreement, through the most recent Dividend Payment Date; and, subject to
Section 13.7 hereof, no Shares other than Preferred Shares and Preferred Capital Distribution Shares may be redeemed or repurchased by the Company while any Preferred Shares and Preferred Capital Distribution Shares remain outstanding if, after giving effect to such redemption or repurchase, the ratio of the equity of the Company calculated in accordance with GAAP to the aggregate liquidation preference of the Preferred Shares and the Preferred Capital Distribution Shares would be less than 8.7 to 1.

                        MUNICIPAL MORTGAGE & EQUITY, LLC
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201

                      CONSENT TO AMEND OPERATING AGREEMENT

          THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         AND MUST BE RECEIVED BY 5:00 P.M. LOCAL TIME ON JULY 15, 1999,
                    UNLESS EXTENDED BY THE BOARD OF DIRECTORS



     The undersigned, revoking all previous consents, hereby votes his shares in Municipal Mortgage & Equity, LLC (the "Company") as directed by this consent. If no direction is made, this consent will be voted NO for Proposal 1 and NO for Proposal 2. Shareholders shall vote on the amendments as two separate proposals, unless the Board of Directors determines otherwise.

     Receipt of the Company's Consent Solicitation Statement is acknowledged.

          (IMPORTANT -- TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

|X| Please  mark your votes as in this
example.

1.   To approve the  amendment  of the        Yes            No         Abstain
     Company's  Amended  and  Restated
     Certificate   of  Formation   and
     Operating      Agreement     (the
     "Operating   Agreement")  to  add        |_|            |_|           |_|
     language   to  the   caption   of
     Section  5.2  and  to  add  a new
     Section  5.2(d) as  described  in
     the     Consent      Solicitation
     Statement.



2.   To approve the  amendment  of the        Yes            No         Abstain
     Company's  Operating Agreement to
     add  language  to the  caption of
     Section  5.3 and to add  language
     to Section 5.3(a) as described in        |_|            |_|           |_|
     the     Consent      Solicitation
     Statement.




                                        NOTE:   Please  sign   exactly  as  name
                                        appears hereon.  When shares are held by
                                        joint   tenants,   both   should   sign.
                                        Executors, administrators,  trustees and
                                        other  fiduciaries  should  so  indicate
                                        when signing.  If a corporation,  please
                                        sign in full corporate name by president
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person. This consent may be mailed, postage-free, in the enclosed envelope.


__________, 1999   _________________      __________, 1999     _________________
                   Signature/Title                             Signature (if
                   (if required)                               held jointly)





                                                    ----------------------------
                                                      PLEASE MARK, SIGN, DATE

                                                      AND RETURN THIS CONSENT
                                                      CARD PROMPTLY USING THE
                                                          ENCLOSED ENVELOPE
                                                    ----------------------------